Exhibit 99.1

News Release

For Immediate Release

USA Technologies Contact:	Investor Relations Contact:
George Jensen, Chairman & CEO	Marlon Nurse, Vice President
Stephen P. Herbert, President & COO	Porter, LeVay & Rose, Inc.
e-mail: sherbert@usatech.com	Phone: (212) 564-4700
Phone: (800) 633-0340

SAVE Contact:
Bradley Tirpak, Committee Member
e-mail: brad@Tirpak.com
Phone: 917-482-8229

USA TECHNOLOGIES AND SAVE ANNOUNCE
SETTLEMENT OF PROXY CONTEST

MALVERN, PA and NEW YORK, NY, February 5, 2010 - USA Technologies, Inc. (NASDAQ:USAT), a leading supplier of networked devices and wireless non-cash transactions, associated financial/network services and energy management, and Shareholder Advocates for Value Enhancement (“SAVE”) announced today that they have reached an agreement to settle the proxy contest related to the Company’s 2010 annual meeting of shareholders originally scheduled for December 15, 2009 and postponed until June 15, 2010.

Under the terms of the settlement agreement, the Board has been increased from eight to nine members, and Bradley M. Tirpak and Peter A. Michel, as nominees of SAVE, have been appointed to serve as directors. In addition, SAVE has the right to appoint a third director to the Board if the Company does not achieve positive earnings before interest, taxes, depreciation and amortization in the quarter ending December 31, 2010 and have at least 100,000 connections to its network as of December 31, 2010. Immediately prior to the signing of the settlement agreement, William L. Van Alen, Jr., resigned as a director. Mr. Van Alen had served as a director of the Company since 1993.

In connection with the settlement agreement, the Board has approved several corporate governance changes, including declassifying the Board of Directors effective January 1, 2012 and allowing shareholders to call special shareholder meetings in certain circumstances.

George Jensen, Chairman and CEO of USA Technologies said, “Reaching this agreement, we believe, serves the best interests of the Company, its customers and its shareholders. We look forward to working productively with the new members of the Board as we work to achieve our strategic plan.”

Mr. Jensen added, “I would like to personally thank Bill Van Alen for his dedicated service to the Company as a member of our Board of Directors since 1993. Bill has been a valuable resource to our Board and the Company and we are grateful for his significant contributions to the Company.”

Bradley Tirpak, a member of SAVE, said “With this settlement, we believe the Company has taken a significant step forward in improving its corporate governance.  Peter and I believe in the Company and its products and look forward to working constructively with the Board and management to enhance shareholder value.”

As part of the settlement agreement, SAVE has withdrawn its director nominees for consideration at the 2010 annual meeting of shareholders and the pending litigation between the Company and SAVE has been dismissed. In addition, SAVE has agreed to a broad standstill extending through December 31, 2011.

As part of the settlement agreement, the Company reimbursed SAVE for actual out-of-pocket expenses incurred in connection with the proxy contest. The Company will file the full text of the settlement agreement today with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K.

About USA Technologies
USA Technologies (www.usatech.com) is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management.  USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has agreements with AT&T, Visa, MasterCard, Compass and others.

About SAVE
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in the Company whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for the Company’s shareholders.

Forward-looking Statements
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to estimate, anticipate, or control its cash and non-cash expenses, costs, or charges; or the ability of the Company to obtain widespread and continued commercial acceptance of it products or services. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this letter. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.